                             [MISONIX LOGO OMITTED]

FOR IMMEDIATE RELEASE
---------------------

          Misonix Contact:               Investor Relations Contact:
          Richard Zaremba                Jordan M. Darrow
          Chief Financial Officer        Darrow Associates, Inc.
          631-694-9555                   631-367-1866
          invest@misonix.com             jdarrow@optonline.net
          ------------------             ---------------------

  MISONIX REPORTS FIRST QUARTER RESULTS FOR THE PERIOD ENDED SEPTEMBER 30, 2005

FARMINGDALE, N.Y. -- NOVEMBER 7, 2005 -- Misonix, Inc. (NASDAQ NM: MSON), a
developer of ultrasonic medical device technology for the treatment of cancer and other healthcare purposes, today reported fiscal results for the three months ended September 30, 2005.

Revenues for the three months ended September 30, 2005 were $9.1 million, a 13%
reduction when compared to revenues of $10.5 million for the same period in fiscal 2005. The Company recorded a net loss for the first fiscal quarter 2006 of ($1.3) million, or ($.19) loss per fully diluted share, compared to net income of $416,000, or $.06 per fully diluted share, for the same period in fiscal 2005. Medical device product revenues decreased 16% to $5.0 million and laboratory and scientific product revenues decreased 10% to $4.1 million. The decrease in medical device product revenues was attributable to a 44% reduction in therapeutic medical device product revenues to $2.0 million, partially offset by a 24% increase in diagnostic medical device revenues to $3.0 million.

The backlog of unfilled orders as of September 30, 2005 was $8.4 million;
medical device product backlog was $5.4 million and laboratory and scientific product backlog was $3.0 million.

Mr. Michael A. McManus Jr., President and Chief Executive Officer, commented,
"We are obviously disappointed with our performance and results in the first fiscal quarter of 2006. Sales of medical device products to our major distribution partners were lower than anticipated. According to our distributors, they experienced a slow down in orders from doctors and hospitals in the first quarter. This was compounded by a challenging workplace environment for Misonix resulting from our announcement to explore strategic opportunities for our Laboratory and Scientific Division. However, after addressing the issues affecting our first quarter as well as channel checks, we expect product shipments to increase over the next three quarters.

"The progress we have made with initiatives to deliver future growth, by way of increased investment in R&D and marketing activities, has been very positive. We made a key hire in Europe to oversee those operations. At our headquarters, we added to our

management team a medical doctor with a proven track record of developing and managing markets for medical devices, who has taken charge of, among other product lines, our high intensity focused ultrasound (HIFU) medical device platform.

"We moved closer to completing a five site clinical trial on the use of HIFU for the treatment of prostate cancer. The results to date have been encouraging and show a favorable comparison to other treatments in terms of higher success rates in the treatment of cancer and the reduction in PSA levels. Patient outcomes at all of our trial sites using the Sonablate 500 also show lower incidences of impotence and incontinence. An important part of the continued growth of sales in this market is the continuation and completion of European-based clinicals, which are preferred by local doctors over studies conducted in other parts of the world. We believe we have the best doctors working with us in this area. To support the clinical work, we have also been sponsoring training sessions and conferences to broaden the base of prominent doctors using HIFU for prostate cancer. We also believe it is important to participate with our European doctors in conferences in the U.S. and Europe, as well as having a presence at important meetings like the American Urology Association. To date, these investments have resulted in the Sonablate 500 being placed at 6 sites in Europe and treatments of 490 patients. This fiscal year we expect to sign new distributors and to increase the number of units sold and patients treated.

"We are also making progress with our product for kidney cancer. The acceptance by those involved with our clinical trials for this product in Europe has been encouraging. We expect to commence a clinical study at two sites in the first quarter of calendar 2006. We have resubmitted our response to the FDA on the
510(k) for HIFU treatment of kidney cancer and look forward to a reply within the FDA regulated period of 90 days.

"New product development continues to be a priority at Misonix. To this end, our investments include the completion and FDA clearance for our ultrasonic wound debrider, which we are anxious to introduce into a $3 billion market. We have extended the time for the completion of a distribution agreement for the wound debrider due to the request by two additional companies to participate in this process. We were gratified by the level of interest expressed by several respected distributors involved in the wound care market. We believe it is in the best interest of the Company to allow potential distributors for our product to demonstrate their capabilities and to optimize deal economics so that we may pick the strongest partner. We now expect to announce a distribution agreement in the next few months.

"Another new product, the ultrasonic Osteotome or "bone cutter", has been used successfully in animal studies at the University of Pittsburgh. The results are being compiled and a report will soon be issued. We have already started discussions with several distribution partners and are excited about the interest shown to date in this product.

"Our strategy to be a focused medical device company is moving forward as planned. We will continue to manage our expenses in a responsible manner to fund the most promising growth opportunities. We are building a formidable position as a provider of medical devices using ultrasonic technology, a platform that we believe is at the early stage of its potential. At the present time, we believe continued top line growth of 10% is

achievable, which will be used in part to enable further investment in R&D and sales and marketing initiatives."

As previously announced, the Company has scheduled a conference call and web cast to discuss its first quarter fiscal year 2006 financial results today,
November 7, 2005, at 4:30 PM Eastern time. The conference call will be broadcast live on the Internet via the Investor Relations section of the Company's Web site at www.misonix.com. Alternatively, participants may join the conference call by dialing 866-362-4832 (domestic) or 617-597-5364 (international) and entering the reservation code 50988478. Participants should use these access methods about 10 minutes prior to the start time.

For those unable to attend the live broadcasts, replays will be available beginning approximately one hour after the events. Replay information will be posted on the Misonix Web site following the conclusion of the live broadcasts.
There is no charge for participants to access the live broadcasts or replays.

Misonix develops, manufactures, and markets medical, scientific, and industrial ultrasonic and air pollution systems. The Company has been at the forefront of ultrasonic technology for over 50 years. Misonix's ultrasonic platform is the basis for several innovative medical technologies. Misonix has a minority equity position in Focus Surgery, Inc., which uses high intensity focused ultrasound
("HIFU") technology to destroy deep-seated cancerous tissues without effecting surrounding healthy tissue. Addressing a combined market estimated to be in excess of $3 billion annually, Misonix's proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company's Web site at www.misonix.com.

                                      # # #

Forward Looking Statements for Misonix, Inc.: With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the
Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. In particular, the Company may not be successful in its efforts with respect to strategic opportunities for its Laboratory and Scientific
Division and the affect this activity may have on the other businesses within the Company. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, uncertainties as a result of research and development, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, and other factors discussed in the Company's Annual Report on Form 10-K, subsequent Quarterly
Reports on Form 10-Q and current reports on Form 8-K.

                                      * * *

                               (tables to follow)

                                  MISONIX, INC.
                      Consolidated Statements of Operations
                                    Unaudited

                                                          Three Months Ended
                                                            September 30,
                                                        2005             2004
                                                    -----------      -----------
Net sales                                            $9,111,572      $10,500,066

Cost of goods sold                                    5,675,041        6,089,326
                                                    -----------      -----------

Gross profit                                          3,436,531        4,410,740

Selling expenses                                      1,561,634        1,439,809
General and administrative expenses                   2,734,862        1,740,894
Research and development expenses                       916,740          741,768
                                                    -----------      -----------

Total operating expenses                              5,213,236        3,922,471
                                                    -----------      -----------

(Loss) income from operations                        (1,776,705)         488,269

Total other income                                      174,859          203,339
                                                    -----------      -----------

(Loss) income before minority interest and
income taxes                                         (1,601,846)         691,608

Minority interest in net income of
consolidated subsidiaries                                16,339           15,439
                                                    -----------      -----------

(Loss) income before income taxes                    (1,618,185)         676,169

Income tax (benefit) expense                           (312,822)         259,902
                                                    -----------      -----------

Net (loss) income                                   ($1,305,363)        $416,267
                                                    ===========      ===========

Net (loss) income per share-basic                        ($0.19)           $0.06
                                                    ===========      ===========

Net (loss) income per share-diluted                      ($0.19)           $0.06
                                                    ===========      ===========

Weighted average common shares-basic                  6,832,622        6,741,786
                                                    ===========      ===========

Weighted average common shares-diluted                6,832,622        6,959,540
                                                    ===========      ===========

                                  MISONIX, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                      UNAUDITED       AUDITED
                                                   SEPT. 30, 2005  JUNE 30, 2005
                                                   --------------  -------------
ASSETS
Current Assets:
  Cash and cash equivalents                           $2,880,703    $2,484,534
  Accounts receivable, net of allowance
       for doubtful accounts of $454,906 and
       $405,998, respectively                          8,184,649    11,757,827
  Inventories                                         10,769,271     9,780,501
  Deferred income taxes                                1,032,644       964,426
  Income tax receivable                                  456,997       224,734
  Prepaid expenses and other current assets            1,015,076     1,336,104
                                                     -----------   -----------
Total current assets                                  24,339,340    26,548,126

Property, plant and equipment, net                     6,217,068     6,409,835
Deferred income taxes                                    312,734       244,769
Goodwill                                               4,473,713     4,473,713
Other assets                                             425,227       409,493
                                                     -----------   -----------
Total assets                                         $35,768,082   $38,085,936
                                                     ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving credit facilities                          1,364,957     1,883,193
  Accounts payable                                     4,712,569     5,482,313
  Accrued expenses and other current liabilities       2,798,991     2,901,247
  Current maturities of long-term debt and capital
       lease obligations                                 400,574       376,148
                                                     -----------   -----------
Total current liabilities                              9,277,091    10,642,901

Long-term debt and capital lease obligations           1,204,609     1,240,324
Deferred income taxes                                    287,419       270,884
Deferred income                                          501,532       508,582

Minority interest                                        345,424       329,085

Stockholders' equity:
  Capital stock, $0.01 par - shares authorized
  10,000,000; 6,925,319 and 6,902,752 issued and
  6,847,519 and 6,824,952 outstanding, respectively       69,253        69,028
  Additional paid-in capital                          24,030,981    23,619,281
  Retained earnings                                      295,803     1,601,166
  Treasury stock, 77,800 shares                         (412,424)     (412,424)
  Accumulated other comprehensive income                 168,394       217,109
                                                     -----------   -----------
Total stockholders' equity                            24,152,007    25,094,160
                                                     -----------   -----------

Total liabilities and stockholders' equity           $35,768,082   $38,085,936
                                                     ===========   ===========